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                                                                    EXHIBIT 99.1


              ILLINOIS SUPERCONDUCTOR ACCESSES FINANCING FACILITY
                COMPANY RECEIVES $1.5 MILLION IN SECOND TRANCHE


Mount Prospect, IL (September 2, 1997) -- Illinois Superconductor Corporation (Nasdaq: ISCO) announced today that it has received the second tranche in the amount of $1.5 million from its previously announced $15 million dollar financing facility from Southbrook International Investments. Brown Simpson Asset Management, LLC, served as advisor to the investor on this transaction. The funds will be used for working capital and general corporate purposes, primarily to support the continued commercialization of the company's wireless filter products.
     ISC president and CEO Ted Laves said, "This financing gives us the financial flexibility to continue pursuing our strategy of penetrating the cellular and PCS (personal communications systems) markets. It provides the working capital needed to continue executing our business plan, including an aggressive sales and marketing program for our breakthrough filters that significantly enhance the call quality and capacity of wireless telephone systems." Although the facility permitted the Company to draw up to $3 million under this tranche, the Company has elected to access only $1.5 million at this time.
     The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.
     Illinois Superconductor Corporation (ISC) is a leader in the commercialization of high temperature superconducting (HTS) technology for the wireless telecommunications industry. The company develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone and other wireless telecommunications services.